UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2016

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2016, we entered into a Resignation and Settlement Agreement (the “Resignation Agreement”) with Willard G. McAndrew, our Chief Operating Officer and director, which agreement becomes effective on October 5, 2016 (the “Effective Date”). Under the terms and conditions of the agreement, on the Effective Date (i) the entire unvested portion of Mr. McAndrew’s stock options granted pursuant to his Stock Option Agreement dated June 11, 2015 (the “Stock Options”) will not vest and will be null and void, amounting to the termination of 750,000 unvested Stock Options, and Mr. McAndrew will surrender for cancellation a total of 250,000 vested Stock Options, leaving Mr. McAndrew with 2,000,000 Stock Options at an exercise price of $1.57 per share that he was granted pursuant to the Stock Option Agreement, (ii) the Stock Options will be modified to expire on June 11, 2019, and (iii) we will owe Mr. McAndrew a total amount of cash compensation of $789,454.29, all of which will be used to exercise a portion of the Stock Options, and accordingly, he will be issued a total of 502,837 shares of common stock pursuant to the exercise of the Stock Options, leaving him with 1,497,163 of those Stock Options. On October 6, 2016, one day after the Effective Date, Mr. McAndrew will resign as Chief Operating Officer and director of Torchlight Energy Resources, Inc. and all of its subsidiaries, and his Employment Agreement dated June 16, 2015, will terminate. Under the Resignation Agreement, Mr. McAndrew will continue to be bound by confidentiality and non-compete provisions (subject to certain modifications) of his terminated Employment Agreement. We have agreed to file a registration statement covering the resale of 1,500,000 shares underlying other outstanding stock options and 900,000 shares underlying warrants he beneficially owns, for a total of 2,400,000 shares—all of which have an exercise price of $2.09. The Resignation Agreement also provides mutual release and indemnification provisions, as well as an arbitration provision.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to the disclosure set forth above under Item 1.01 of this current report, which disclosure is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: October 4, 2016	By: /s/ John Brda
John Brda
President and Chief Executive Officer

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